Exhibit 8.1

212-373-3000

212-757-3990

February 8, 2013

InterMedia Outdoors Holdings, LLC

c/o InterMedia Partners, L.P.

1040 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to InterMedia Outdoors Holdings, LLC, a Delaware limited liability company (“IMOTSC”), in connection with (A) the merger of Outdoor Merger Sub, LLC, a Delaware limited liability company (“InterMedia Sub”) and an indirect wholly-owned subsidiary of InterMedia Outdoor Holdings, Inc., a Delaware corporation (“IMOH”), with and into IMOTSC (the “IMOTSC Merger”) and (B) the merger of Outdoor Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of IMOH (“Outdoor Channel Sub”) with and into Outdoor Channel Holdings, Inc., a Delaware corporation (“Outdoor Channel”) (the “Outdoor Channel Merger” and, together with the IMOTSC Merger, the “Mergers”) pursuant to the Agreement and Plan of Merger, dated as of November 15, 2012, by and among Outdoor Channel, IMOTSC, IMOH, InterMedia Sub and Outdoor Channel Sub (the “Merger Agreement”). As a result of the Mergers, Outdoor Channel and IMOTSC will become wholly-owned subsidiaries of IMOH, and the existing shareholders of Outdoor Channel and members of IMOTSC will receive all of the outstanding shares of the stock of IMOH at the Effective Time.

Under Section 7.2(f) of the Merger Agreement, the receipt of this opinion by IMOTSC is a condition of IMOTSC to consummate the IMOTSC Merger. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the “Registration Statement”) filed by IMOH with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), (iii) the representation letters dated February 8, 2013 and delivered to us by

InterMedia Outdoors Holdings, LLC	2

IMOTSC, Outdoor Channel and IMOH for purposes of this opinion, and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have made such investigations of fact and law as we have deemed necessary as a basis for the opinion expressed below. We have assumed that the Mergers will be consummated in accordance with the Merger Agreement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of IMOTSC, Outdoor Channel and IMOH and we have assumed that such statements and representations are and will continue to be true, correct, and complete without regard to any qualification as to knowledge or belief.

Our opinion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Subject to the assumptions and qualifications set forth herein, we are of the opinion that the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, and as a result:

•	a holder of interests in IMOTSC that exchanges membership units of IMOTSC for IMOH common stock pursuant to the IMOTSC Merger will not recognize gain or loss upon such exchange;

•	the initial tax basis of the IMOH common stock received by a holder of interests in IMOTSC will be equal to such holder’s adjusted tax basis in the IMOTSC membership units surrendered; and

•	the holding period of the IMOH common stock received by a holder of interests in IMOTSC will include such holder’s holding period in the IMOTSC membership units surrendered.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of any transactions related to the Mergers or contemplated by the Merger Agreement and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, our opinion is based on

InterMedia Outdoors Holdings, LLC	3

current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof of the Mergers in U.S. federal income tax law that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the U.S. federal income tax consequences of the Mergers or that contrary positions may not be taken by the Internal Revenue Service. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all the relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion has been prepared in connection with the Mergers and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

3